Exhibit 99.1

Idaho General Announces That Wachovia Securities Will Act As Its Financial Advisor to Pursue Strategic Alternatives

August 9, 2005 – Spokane, Washington – Idaho General Mines (OTCBB:IGMI) (“Idaho General” or the “Company”) announced today that it has retained Wachovia Securities to investigate all options available to the Company with the objective of maximizing shareholder value.  These options include a sale or merger of Idaho General or other transactions designed to realize the value of the Company's mineral properties, including its world-class Mount Hope molybdenum deposit.

Idaho General Mines, Inc. is an American mineral exploration company specializing in advanced-stage molybdenum projects.  Idaho General controls the Mount Hope project in central Nevada which contains the second-largest molybdenum-porphyry deposit in the world.  The Company’s positive feasibility study proposes a 44,000-ton per day operation to produce 28.5 million pounds of molybdenum annually at cash costs of about $3.40 per pound for its first twenty years.  The Idaho General project portfolio contains additional advanced-stage, high-potential molybdenum, copper, and gold projects throughout the western United States.  Idaho General is led by a highly-qualified technical and financial management team and its stock trades on the OTC Bulletin Board under the symbol “IGMI”.

Statements made which are not historical facts, such as anticipated payments, production, exploration results and plans, costs, prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production, exploration risks and results, political risks, project development risks and ability to raise financing. Refer to the company's Form 8-K, 10-QSB and 10-KSB reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements. Cautionary Note to Investors -- The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms and statements in this news release that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our filings with the SEC. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.